Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Control4 Corporation 2003 Equity Incentive Plan and the Control4 Corporation 2013 Stock Option and Incentive Plan of our report dated March 15, 2013 (except for the first paragraph of Note 10, as to which the date is July 19, 2013), with respect to the consolidated financial statements of Control4 Corporation included in Control4 Corporation’s Registration Statement on Form S-1/A  (No. 333-189736) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 1, 2013